Exhibit 23

                         Consent of Independent Auditors


We consent to the incorporation by reference in the Registration Statement No. 33-98506 on Form S-8 pertaining to the 1993 Stock Incentive Plan and the 1993 Directors' Stock Option Plan of First Defiance Financial Corp., Registration Statement No. 333-45142 on Form S-8 pertaining to the First Defiance Financial Corp. Employee Investment Plan, and Registration Statement No. 333-65740 on Form S-8 pertaining to the First Defiance Financial Corp. 2001 Stock Option and Incentive Plan of our report dated January 18, 2002, with respect to the consolidated financial statements of First Defiance Financial Corp. included in this Annual Report (Form 10-K) for the year ended December 31, 2001.



                                           /s/ Ernst & Young LLP




Cleveland, Ohio
March 18, 2002